Exhibit 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE REPORTS FOURTH QUARTER AND FISCAL 2011 RESULTS

Issues Guidance for First Quarter and Fiscal 2012

Announces New $50 Million Share Repurchase Authorization

Secaucus, New Jersey – March 7, 2012 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the fourth quarter and fiscal year 2011 periods ended January 28, 2012.

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2011 increased 0.9% to $457.5 million, compared to $453.2 million for the fourth quarter of 2010. Comparable retail sales for the quarter declined 2.7%.

Income from continuing operations after tax for the fourth quarter of 2011 was $24.2 million, or $0.97 per diluted share compared to $32.7 million, or $1.24 per diluted share, in the fourth quarter of 2010. As adjusted, income from continuing operations after tax was $21.9 million, or $0.87 per diluted share, in the fourth quarter of 2011 compared to $32.3 million, or $1.22 per diluted share, for the same period last year.

Adjusted income from continuing operations after tax is a non-GAAP measure. The Company believes the excluded transactions are not indicative of the performance of its core business and that by providing this supplemental disclosure to investors it will facilitate comparisons of its past and present performance. A reconciliation of net income from continuing operations as reported is included in this press release in Table 3.

During the quarter, the Company became permanently reinvested in the current and future earnings of its Asian subsidiaries. For net income generated during fiscal 2011, this resulted in an income tax benefit during the quarter of approximately $6.0 million, or $0.24 cents per share, largely due to a reversal of taxes booked in the first three quarters of fiscal 2011 which resulted in a tax benefit of $4.7 million, or $0.19 per share.

“Fiscal 2011 was a very productive year, despite the disappointing fourth quarter. The unseasonably warm weather forced us to take aggressive markdowns to clear winter apparel and these discounts, coupled with record high apparel costs, significantly impacted our fourth quarter margin and earnings,” commented Jane Elfers, President and Chief Executive Officer. “On the positive side, comparable store sales increased for the second consecutive quarter in our US Place stores and our e-commerce business grew double digits. In addition, our average unit retail increased high single digits across all channels and merchandise divisions during the quarter. We believe this demonstrates continued customer acceptance of our merchandise direction.”

“As a result of our disciplined approach to inventory management and our proactive approach to clear winter merchandise during the quarter, we are entering 2012 with total inventory per square foot down 3% and carryover inventory down 15%. This marks the eighth quarter in a row where we have had double digit decreases in carryover inventory, which enabled us to minimize margin erosion during the year,” Elfers concluded.

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PLCE – Fourth Quarter and Fiscal Year 2011 Financial Results

Fiscal Year Results

Net sales increased 2.5% to $1,715.9 million in fiscal 2011, compared to $1,674.0 million in fiscal 2010. Comparable retail sales for fiscal 2011 declined 2.5%.

Income from continuing operations after tax was $77.2 million, or $3.01 per diluted share, in fiscal 2011 compared to $83.6 million, or $3.05 per diluted share, in fiscal 2010. As adjusted, income from continuing operations after tax was $74.9 million, or $2.92 per diluted share, in fiscal 2011 compared to $83.2 million, or $3.03 per diluted share, the prior year.

As previously noted, adjusted income from continuing operations after tax is a non-GAAP measure which the Company is providing as a supplemental disclosure. A reconciliation of net income from continuing operations as reported is included in this press release in Table 3.

Store Openings and Closures

The Company closed 27 stores during the fourth quarter of 2011. During fiscal 2011, the Company opened 88 stores and closed 34, ending the year with 1,049 stores. In fiscal 2012, the Company plans to open approximately 60 new stores and close 35.

Share Repurchase Program

The Company announced today that the Board of Directors has authorized a new share repurchase program in the amount of $50 million. Under the program, the Company may repurchase shares in the open market at current market prices at the time of purchase or in privately negotiated transactions. The timing and actual number of shares repurchased under the program will depend on a variety of factors including price, corporate and regulatory requirements, and other market and business conditions, and the Company may suspend or discontinue the program at any time, and may thereafter reinstitute purchases, all without prior announcement.

During the fourth quarter of fiscal 2011, the Company repurchased 320 thousand shares for approximately $16.4 million. In fiscal year 2011, the Company repurchased 1.9 million shares for approximately $90.9 million. At the end of fiscal 2011, $19.2 million of the $100 million share repurchase program authorized in March 2011 remained available for future share repurchases. The Company anticipates completing the remainder of the 2011 share repurchase authorization during the first quarter of fiscal 2012.

Permanent Reinvestment in Current and Future Earnings of Asian Subsidiaries

The Company operates buying offices in Hong Kong, China, India and Bangladesh. Going forward, the Company expects to use the cash generated in these subsidiaries to support its international expansion plans. As a result, the Company is no longer required to accrue or pay U.S. taxes on the earnings of its Asian subsidiaries. For net income generated during fiscal 2011, this resulted in an income tax benefit of approximately $6.0 million, of which $4.7 million was due to a reversal of taxes booked during the first three quarters of fiscal 2011. In addition, there was a $0.9 million tax benefit for a reversal of prior year taxes on Asian earnings, which is included in the Company’s non-GAAP disclosure in Table 3.

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PLCE – Fourth Quarter and Fiscal Year 2011 Financial Results

Outlook

The Company is projecting that non-GAAP adjusted earnings per diluted share for fiscal 2012 will be between $3.10 and $3.30, assuming positive low-single digit comparable retail sales. For the first quarter of fiscal 2012, the Company is forecasting that non-GAAP adjusted earnings per diluted share from continuing operations will be between $1.03 and $1.08, assuming flat to slightly positive comparable retail sales.

This earnings guidance assumes that currency exchange rates will remain where they are today. It does not include the impact of potential share repurchases associated with the $50 million authorization announced today.

Conference Call Information

The Children’s Place will host a conference call to discuss its fourth quarter and fiscal year 2011 results today at 8:00 a.m. Eastern Time. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call.

About The Children’s Place Retail Stores, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture and sells fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place” brand name. As of January 28, 2012, the Company operated 1,049 stores and an online store at www.childrensplace.com.

Forward Looking Statements

This press release (and the above referenced call) may contain certain forward-looking statements regarding future circumstances, including statements relating to the Company’s positioning, and forecasts regarding store openings and earnings per diluted share from continuing operations. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 29, 2011. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the continued weakness in the economy or by other factors such as increases in the cost of gasoline and food, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact: Jane Singer, Vice President, Investor Relations, (201) 453-6955

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Table 1

THE CHILDREN’S PLACE RETAIL STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended		Year-to-Date Ended
	January 28,	January 29,	January 28,	January 29,
	2012	2011	2012	2011
Net sales	$457,463	$453,170	$1,715,862	$1,673,999
Cost of sales	292,862	265,643	1,051,998	1,010,851
Gross profit	164,601	187,527	663,864	663,148
Selling, general and administrative expenses	121,728	117,513	477,076	452,459
Asset impairment charges	461	207	2,208	2,713
Depreciation and amortization	19,851	18,078	74,573	71,640
Operating income	22,561	51,729	110,007	136,336
Interest (expense), net	(35)	(303)	(690)	(1,530)
Income from continuing operations before
income taxes	22,526	51,426	109,317	134,806
Provision (benefit) for income taxes	(1,700)	18,736	32,092	51,219
Income from continuing operations	24,226	32,690	77,225	83,587
(Loss) from discontinued operations,
net of income taxes	-	(544)	-	(463)
Net income	$24,226	$32,146	$77,225	$83,124

Basic earnings per share amounts
Income from continuing operations	$0.98	$1.25	$3.03	$3.09
(Loss) from discontinued operations	-	(0.02)	-	(0.02)
Net income	$0.98	$1.23	$3.03	$3.07
Basic weighted average common shares outstanding	24,834	26,091	25,459	27,084

Diluted earnings per share amounts
Income from continuing operations	$0.97	$1.24	$3.01	$3.05
(Loss) from discontinued operations	-	(0.02)	-	(0.02)
Net income	$0.97	$1.22	$3.01	$3.03
Diluted weighted average common shares outstanding	25,033	26,452	25,668	27,436

Note: Table may not add due to rounding

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Table 2

THE CHILDREN’S PLACE RETAIL STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 28,	January 29,
	2012	2011*
Assets:

Cash and investments	$176,655	$185,915
Accounts receivable	17,382	16,121
Inventories	212,916	210,523
Other current assets	66,372	65,142
Total current assets	473,325	477,701

Property and equipment, net	323,863	320,601
Other assets, net	53,461	56,029
Total assets	$850,649	$854,331

Liabilities and Stockholders' Equity:

Accounts payable	$55,516	$50,730
Accrued expenses and other current liabilities	76,039	79,666
Total current liabilities	131,555	130,396

Other liabilities	109,728	116,208
Total liabilities	241,283	246,604

Stockholders' equity	609,366	607,727

Total liabilities and stockholders' equity	$850,649	$854,331

* Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2011.

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Table 3

THE CHILDREN’S PLACE RETAIL STORES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	January 28,	January 29,	January 28,	January 29,
	2012(1)	2011	2012(1)	2011

Income from continuing operations after tax	$24,226	$32,690	$77,225	$83,587

Non-GAAP adjustments:
Gains:
Settlement of employment
tax audits related to stock options	-	(691)	-	(691)

Expenses:
Accelerated depreciation for Canadian store remodels	922	-	1,032	-

Aggregate impact of Non-GAAP items	922	(691)	1,032	(691)
Income tax effect	(258)	276	(289)	276
Settlement of state tax audits	(2,151)	-	(2,151)	-
Reversal of prior year's U.S. tax accrual on foreign earnings	(870)	-	(870)	-
Adjusted (gain) from Non-GAAP items	(2,357)	(415)	(2,278)	(415)

Adjusted income from continuing
operations after tax	$21,869	$32,275	$74,947	$83,172

GAAP income from continuing
operations per diluted share	$0.97	$1.24	$3.01	$3.05

Adjusted income from continuing
operations per diluted share	$0.87	$1.22	$2.92	$3.03

(1) During the fourth quarter of 2011, the Company became permanently reinvested in the current and future earnings of its Asian subsidiaries. For net income generated during fiscal 2011, this resulted in an income tax benefit during the fourth quarter of approximately $6.0 million, or $0.24 cents per share, largely due to a reversal of taxes booked in the first three quarters of fiscal 2011 which resulted in a tax benefit of $4.7 million, or $0.19 per share.

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